EXHIBIT 99.1

Tuesday Morning Corporation Announces Second Quarter 2011 Results

DALLAS, Jan. 24, 2011 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the second quarter of fiscal 2011 were $279.3 million compared to $289.6 million for the quarter ended December 31, 2009, a decrease of 3.6%. Comparable store sales decreased 3.2% for the second quarter of fiscal 2011 as compared to the same period last year. The decrease in comparable store sales was comprised of a 2.9% decrease in traffic and a 0.3% decrease in average ticket.  Net income for the second fiscal quarter ended December 31, 2010 was $17.3 million, or $0.40 earnings per diluted share, compared to net income of $18.5 million, or $0.43 earnings per diluted share, for the same period last year.

For the six months ended December 31, 2010, net sales were $452.1 million compared to $455.5 million for the same period last year, a decrease of 0.7%. Comparable store sales decreased 0.5% for the six month period ended December 31, 2010 as compared to the same period last year. The decrease in comparable store sales was comprised of a 0.5% increase in traffic offset by a 1.0% decrease in average ticket. For the six months ended December 31, 2010, the Company had earnings per diluted share of $0.34 versus $0.32 for the same period in fiscal 2010.

Kathleen Mason, President and Chief Executive Officer, stated, "We anticipate that we will return to positive comparable sales for the remainder of the fiscal year. We had four consecutive quarters of positive comparable sales prior to this quarter ended December 31, 2010.  We invested excess cash in opportunistic inventory to keep our product offerings fresh, unique and well positioned for the balance of fiscal 2011. We had no outstanding borrowings at quarter end.   We remain confident in our ability to drive profitability and shareholder value by focusing on product mix, store relocation opportunities and leveraging of SG&A expenses while maintaining a strong, debt-free balance sheet."

Financial Results for the Second Quarter Ended December 31, 2010

Gross Profit - Gross profit decreased $2.3 million, or 2.1%, to $107.2 million for the second quarter ended December 31, 2010 as compared to the same quarter last year of $109.5 million. As a percentage of net sales, gross profit increased to 38.4% for the quarter ended December 31, 2010 compared to 37.8% for the same period in fiscal 2010. This increase of 0.6% in gross profit percentage was primarily due to lower markdown percentages, a result of our overall inventory being weighted more heavily with newer receipts.

Selling, General and Administrative Expenses ("SG&A") - SG&A for the quarter ended December 31, 2010 was $78.8 million versus $79.3 million in the same quarter last year. As a percentage of net sales, SG&A increased by 0.8% to 28.2% in the second quarter of fiscal 2011 from 27.4% in the same quarter last year, primarily due to lower sales volume.

Financial Results for the Six Months Ended December 31, 2010

Gross Profit - Gross profit increased $1.1 million, or 0.7%, to $174.0 million for the six months ended December 31, 2010 compared to the same six-month period last year of $172.8 million. As a percentage of net sales, gross profit increased to 38.5% for the six-month period ended December 31, 2010 compared to 37.9% in the same period last year. This increase of 0.6% in gross profit percentage was primarily due to a decrease in our cost of merchandise combined with slightly lower markdowns.

Selling, General and Administrative Expenses - SG&A for the six months ended December 31, 2010 was $149.1 million versus $149.6 million for the same period last year. As a percentage of net sales, SG&A increased slightly by 0.2% to 33.0% in the six month period ended December 31, 2010 from 32.8% in the same period last year.

Balance Sheet

Inventory was $277.3 million at December 31, 2010 compared to $241.2 million at December 31, 2009, an increase of $36.1 million, or 15.0%. Included in this increase are opportunistic buys that became available in the second quarter of fiscal 2011. Net property and equipment was $76.9 million at December 31, 2010, an increase of $4.4 million compared to December 31, 2009. This increase resulted from planned capital expenditures related to systems, equipment and store fixtures.

Accounts payable was lower at December 31, 2010 by $11.6 million versus the same period last year primarily due to the timing of receipts during the second fiscal quarter of 2011. There were no significant changes in our vendor payment policy. At December 31, 2010 and 2009, we had no amounts outstanding under our revolving credit facility. Outstanding letters of credit, primarily for insurance programs, were $9.6 million at December 31, 2010 compared to $12.3 million at the same time last year. At December 31, 2010, we had availability of $132.9 million and we were in compliance with the terms of our credit facility.

Store Activity

We operated 845 stores in 43 states as of December 31, 2010. During the second quarter of fiscal 2011, we opened six stores, relocated six stores and closed one store. During the six months ended December 31, 2010, we opened 10 stores, closed 17 stores and relocated 15 stores.

Fiscal Year 2011 Guidance:

Based upon the above results, we are revising our October 25, 2010 guidance for the full fiscal year ending on June 30, 2011 as follows:

Net sales:	$845 million to $853 million
Comparable store sales:	Low positive single digits
Diluted earnings per share:	$0.37 to $0.41
Capital expenditures:	$17 million
Change in store count	+18 (870 at fiscal year end)

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 845 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review second quarter fiscal 2011 financial results today, January 24, 2011 at 5:00 p.m. Eastern Time. A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will also be accessible through the Company's website or by dialing (800) 642-1687, conference ID number 34459930, until February 7, 2011.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2010 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statement of Income
(In thousands, except per share data)
	Three Months Ended Dec. 31,		Six Months Ended Dec. 31,

	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$ 279,312	$ 289,615	$ 452,068	$ 455,482
Cost of sales	172,133	180,152	278,092	282,640
Gross profit	107,179	109,463	173,976	172,842

Selling, general and administrative expenses	78,809	79,295	149,090	149,607

Operating income	28,370	30,168	24,886	23,235

Other income (expense):
Interest expense	(832)	(705)	(1,522)	(1,455)
Interest income	--	2	2	2
Other income (expense), net	485	103	387	88
Other income (expense)	(347)	(600)	(1,133)	(1,365)

Income before income taxes	28,023	29,568	23,753	21,870

Income tax expense	10,762	11,118	9,138	8,081

Net income	$ 17,261	$ 18,450	$ 14,615	$ 13,789

Earnings Per Share:
Net income per common share:
Basic	$ 0.40	$ 0.43	$ 0.34	$ 0.32
Diluted	$ 0.40	$ 0.43	$ 0.34	$ 0.32

Weighted average number of common shares:
Basic	42,383	41,801	42,301	41,743
Diluted	43,384	42,234	43,304	42,230

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)
	Dec. 31, 2010	Dec. 31, 2009	June 30, 2010
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 17,169	$ 57,690	$ 23,522
Inventories	277,327	241,245	239,194
Prepaid expenses and other assets	7,067	5,997	9,756
Deferred income taxes	3,348	1,441	--
Total current assets	304,911	306,373	272,472

Property and equipment, net	76,907	72,466	72,823

Other long-term assets:
Deferred financing costs	3,013	3,739	3,522
Other assets	2,096	964	1,719

Total Assets	$ 386,927	$ 383,542	$ 350,536

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 72,525	$ 84,125	$ 62,916
Accrued liabilities	36,218	36,703	34,317
Income taxes payable	8,453	7,147	384
Total current liabilities	117,196	127,975	97,617

Revolving credit facility	--	--	--
Deferred rent	3,011	3,480	3,181
Income tax payable - non-current	650	618	639
Deferred income taxes	1,906	1,817	1,207
Total Liabilities	122,763	133,890	102,644

Stockholders' equity	264,164	249,652	247,892
Total Liabilities and Stockholders' Equity	$ 386,927	$ 383,542	$ 350,536

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Six Months Ended Dec. 31,

	2010	2009
	(unaudited)
Net cash flows from operating activities:
Net income	$ 14,615	$ 13,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,189	7,936
Amortization of financing fees	509	472
Deferred income taxes	(2,514)	(858)
Loss on disposal of fixed assets	56	346
Stock compensation expense	922	1,096
Other non-cash charges	(237)	107
Net change in operating assets and liabilities	(12,751)	31,772

Net cash provided by operating activities	8,789	54,660

Net cash flows from investing activities:
Capital expenditures	(12,330)	(8,392)

Net cash used in investing activities	(12,330)	(8,392)

Net cash flows from financing activities:
Repayments-revolving credit facility	(51,634)	(61,605)
Borrowings-revolving credit facility	51,634	61,605
Change in cash overdraft	(3,391)	5,639
Proceeds from exercise of common stock options and stock purchase plan purchases and other	579	--

Net cash provided by (used in) financing activities	(2,812)	5,639

Net increase (decrease) in cash and cash equivalents	(6,353)	51,907

Cash and cash equivalents, beginning of period	23,522	5,783

Cash and cash equivalents, end of period	$ 17,169	$ 57,690
CONTACT: Stephanie Bowman
         Chief Financial Officer
         TUESDAY MORNING CORPORATION
         972-934-7251

         Laurey Peat
         LAUREY PEAT + ASSOCIATES
         214-871-8787